Exhibit 99

CACI Completes Acquisition of Government Solutions
Division of Condor Technology Solutions, Inc.

Arlington, Va., August 19, 2002 — CACI International Inc (NYSE:CAI) announced today that it has completed the purchase of the Government Solutions Division (GSD) of Condor Technology Solutions, Inc. (OTC Pink Sheets: CTSI). The closing date of the transaction was August 16. Terms of the transaction were not disclosed. With annual revenues of approximately $20 million, GSD complements CACI's systems integration, knowledge management, data mining, and purchasing systems solutions for federal clients. The transaction is anticipated to be accretive to earnings.

GSD provides professional services that include management consulting, strategic planning, interactive training and communications, and call center support. Its clients include the Department of Veterans Affairs and the National Guard Bureau.

Commenting on the transaction, Dr. J.P. (Jack) London, CACI Chairman and CEO, stated, "We welcome the GSD team to CACI. They bring highly valued skills and solutions that will help us expand the capabilities we offer our federal clients and broaden our client base as we continue on our path to becoming a $1 billion company by 2005."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for more than 5,500 employees working in 90 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom, particularly in connection with terrorist activities or the response of governments to such activities; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business, particularly in connection with competition for award of contracts from the Federal Aviation Agency and the U.S. Navy; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, particularly in connection with national security, Homeland Security, and the improvement of information technology systems; government contract procurement (such as bid protest) and termination risks; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete and successfully integrate acquisitions appropriate to achievement of our strategic plans; our ability to complete performance of fixed price contracts within contract value; material changes in laws or regulations applicable to our businesses; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Vice President, Public Relations (703) 841-7801 jbrown@caci.com